POWER OF ATTORNEY City of Minneapolis State of Minnesota The undersigned director of Seligman Premium Technology Growth Fund, Inc., a Maryland corporation (the Fund), hereby appoints Scott R. Plummer, Paul B. Goucher, Christopher O. Petersen, or Joseph D'Alessandro, attorney-in-fact and agent, with full power of substitution and resubstitution, for in name and stead, to sign and file Forms 3, 4 and 5 (Initial Statement of Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership of Securities promulgated under Section 16(a) of the Securities Exchange Act of 1934), with respect to the Fund, or further amendments thereto,and any and all applications or other documents to be filed with the SEC pertaining thereto, with full power and authority to do and perform all acts and things requisite and necessary to be done on the premises. Executed on this 7th day of October 2009. Catherine James Paglia